Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fiscal 2026 Third Quarter Results

OMAHA, Neb., July 2, 2026 - Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its third quarter of fiscal 2026, which ended on May 31, 2026.

Key Highlights:

•
International irrigation project in the Middle East North Africa (MENA) region remains on schedule
•
Infrastructure revenues increased 8 percent, driven by another consecutive quarter of growth in road safety products
•
Irrigation revenues decreased 7 percent as challenging market conditions in North America and Brazil persist
•
Net earnings of $15.8 million and $1.53 of diluted earnings per share
•
Completed $25.2 million of share repurchases during the quarter, bringing total repurchases to $80.7 million for the fiscal year

“Deliveries for the large irrigation project in the Middle East North Africa (MENA) region remain on schedule despite continued geopolitical challenges" said Randy Wood, President and Chief Executive Officer. "In North America, demand for irrigation equipment remains tempered as margin pressure from high input costs continues to impact customer sentiment. In Brazil, demand continued to be impacted by low profitability and limited credit availability. As we enter road construction season in the northern hemisphere, our road safety products business delivered another consecutive quarter of growth."

Wood continued, "I am pleased with the resiliency and performance of our teams around the world, as we demonstrate our ability to deliver on project opportunities despite a volatile macro-economic environment."

Third Quarter Summary

Consolidated Financial Summary	Third Quarter
(dollars in millions, except per share amounts)	FY2026	FY2025	$ Change	% Change

Total revenues	$160.8	$169.5	($8.7)	(5%)
Operating income	$18.5	$23.8	($5.3)	(22%)
Operating margin	11.5%	14.0%
Net earnings	$15.8	$19.5	($3.7)	(19%)
Diluted earnings per share	$1.53	$1.78	($0.25)	(14%)

Revenues for the third quarter of fiscal 2026 were $160.8 million, a decrease of $8.7 million, or 5 percent, compared to $169.5 million in the prior year. The increase in infrastructure revenues was more than offset by the decrease in irrigation revenues compared to the prior year.

Operating income for the third quarter of fiscal 2026 was $18.5 million, a decrease of $5.3 million, or 22 percent, compared to $23.8 million in the prior year. Lower operating income in both the irrigation and infrastructure segments was partially offset by a reduction in corporate expense. Operating margin was 11.5 percent of sales, compared to 14.0 percent of sales in the prior year.

Net earnings for the third quarter of 2026 were $15.8 million, or $1.53 per diluted share, compared to $19.5 million, or $1.78 per diluted share, in the prior year. Net earnings were impacted by lower operating income, which was partially offset by a lower effective tax rate and an increase in other income.

Third Quarter Segment Results

Irrigation Segment	Third Quarter
(dollars in millions)	FY2026	FY2025	$ Change	% Change
Revenues:
North America	$61.3	$69.1	($7.7)	(11%)
International	$71.7	$74.7	($3.0)	(4%)
Total revenues	$133.0	$143.7	($10.7)	(7%)
Operating income	$20.3	$27.2	($6.8)	(25%)
Operating margin	15.3%	18.9%

Irrigation segment revenues for the third quarter of fiscal 2026 were $133.0 million, a decrease of $10.7 million, or 7 percent, compared to $143.7 million in the prior year. North America irrigation revenues of $61.3 million decreased $7.7 million, or 11 percent, compared to the prior year. The decrease in revenues resulted primarily from lower unit sales volume and was partially offset by higher average selling prices compared to the prior year. Persistent weakness in commodity markets and tempered farmer sentiment continue to constrain demand for irrigation equipment in North America.

International irrigation revenues for the third quarter of fiscal 2026 of $71.7 million decreased $3.0 million, or 4 percent, compared to the prior year. The decrease resulted primarily from lower sales volumes in Brazil, which were partially offset by growth in other regions. Revenues in the current year quarter were favorably impacted by the effects of foreign currency translation of approximately $3.9 million compared to the prior year.

Irrigation segment operating income for the third quarter of fiscal 2026 was $20.3 million, a decrease of $6.8 million, or 25 percent, compared to the prior year. Operating margin was 15.3 percent of sales, compared to 18.9 percent of sales in the prior year. The decrease in operating income resulted primarily from lower unit sales volume, increases in input costs, and the impact of fixed cost deleverage compared to the prior year.

Infrastructure Segment	Third Quarter
(dollars in millions)	FY2026	FY2025	$ Change	% Change

Total revenues	$27.7	$25.7	$2.0	8%
Operating income	$5.4	$5.4	—	—
Operating margin	19.5%	21.1%

Infrastructure segment revenues for the third quarter of fiscal 2026 were $27.7 million, an increase of $2.0 million, or 8 percent, compared to $25.7 million in the prior year. The increase was driven by higher road safety product revenues, comparable Road Zipper lease revenues, both of which were partially offset by lower Road Zipper System revenues compared to the prior year.

Infrastructure segment operating income for the third quarter of fiscal 2026 was $5.4 million, which was comparable to the prior year. Operating margin was 19.5 percent of sales, compared to 21.1 percent of sales in the prior year. The decrease in operating margin resulted primarily from an unfavorable mix of lower Road Zipper System project revenues compared to the prior year.

The backlog of unfulfilled orders at May 31, 2026 was $136.1 million compared with $117.1 million at May 31, 2025. Included in these backlogs are amounts of $20.1 million and $12.3 million, respectively, for orders that are not expected to be fulfilled within the subsequent 12 months. The backlog in irrigation increased as a result of the large irrigation project in the MENA region, while the backlog in infrastructure decreased compared to the prior year.

Outlook

Mr. Wood concluded, “In the U.S., irrigation market conditions remain soft as growers await further trade certainty and an improvement in commodity prices. We expect Brazil to return to growth due to the solid drivers of secular demand that support investments in irrigation, although credit constraints and high interest rates could remain a headwind. We will continue delivery of the irrigation project in the MENA region and we expect to recognize approximately $70 million of revenue for the project in our current fiscal year. We will take further actions to align our cost structure with current demand levels to protect margins and support future earnings as demand rebounds."

“In infrastructure, we anticipate continued growth in road safety products and while we continue to actively manage a robust pipeline of Road Zipper System projects, we do not expect to deliver a large project in fiscal 2026.”

Third Quarter Conference Call

Lindsay’s fiscal 2026 third quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR Group:
Alicia Pfeifer	Joe Caminiti
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Nine months ended
(in thousands, except per share amounts)	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025

Operating revenues	$160,764	$169,464	$474,297	$522,809
Cost of operating revenues	112,932	115,842	334,014	356,734
Gross profit	47,832	53,622	140,283	166,075

Operating expenses:
Selling expense	10,320	10,217	31,856	31,278
General and administrative expense	14,349	14,903	43,929	45,263
Engineering and research expense	4,650	4,709	13,366	12,735
Total operating expenses	29,319	29,829	89,151	89,276

Operating income	18,513	23,793	51,132	76,799

Other income:
Interest income, net	2,315	1,897	7,618	3,832
Other (expense) income, net	(250)	24	(719)	330
Total other income	2,065	1,921	6,899	4,162

Earnings before income taxes	20,578	25,714	58,031	80,961

Income tax expense	4,758	6,214	13,642	17,722

Net earnings	$15,820	$19,500	$44,389	$63,239

Earnings per share:
Basic	$1.54	$1.80	$4.24	$5.82
Diluted	$1.53	$1.78	$4.22	$5.79

Shares used in computing earnings per share:
Basic	10,299	10,862	10,474	10,860
Diluted	10,341	10,931	10,509	10,915

Cash dividends declared per share	$0.37	$0.36	$1.11	$1.08

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
(in thousands)	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Operating revenues:
Irrigation:
North America	$61,349	$69,082	$206,704	$223,793
International	71,684	74,663	201,003	215,178
Irrigation total	133,033	143,745	407,707	438,971
Infrastructure	27,731	25,719	66,590	83,838
Total operating revenues	$160,764	$169,464	$474,297	$522,809

Operating income:
Irrigation	$20,336	$27,154	$62,768	$79,266
Infrastructure	5,401	5,426	11,061	22,806
Corporate	(7,224)	(8,787)	(22,697)	(25,273)
Total operating income	$18,513	$23,793	$51,132	$76,799

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	May 31, 2026	May 31, 2025	August 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$154,760	$196,117	$250,575
Marketable securities	—	14,676	—
Receivables, net	137,449	147,848	113,027
Inventories, net	145,945	150,462	136,859
Other current assets	42,198	38,143	32,303
Total current assets	480,352	547,246	532,764

Property, plant, and equipment, net	166,394	130,611	142,307
Intangibles, net	22,576	23,703	23,331
Goodwill	84,473	84,304	84,459
Operating lease right-of-use assets	19,887	16,899	18,096
Deferred income tax assets	23,173	18,945	19,525
Equity method investment	8,423	8,337	8,763
Other noncurrent assets	16,365	10,818	11,591
Total assets	$821,643	$840,863	$840,836

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$58,712	$47,000	$48,670
Current portion of long-term debt	89	232	233
Other current liabilities	104,872	103,012	94,689
Total current liabilities	163,673	150,244	143,592

Pension benefits liabilities	3,215	3,979	3,418
Long-term debt	114,816	114,856	114,810
Operating lease liabilities	18,796	16,572	17,354
Deferred income tax liabilities	1,163	693	1,024
Other noncurrent liabilities	20,884	25,743	27,788
Total liabilities	322,547	312,087	307,986

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,199	19,162	19,167
Capital in excess of stated value	117,974	110,523	113,042
Retained earnings	778,258	738,598	745,397
Less treasury stock - at cost	(391,962)	(302,367)	(311,224)
Accumulated other comprehensive loss, net	(24,373)	(37,140)	(33,532)
Total shareholders' equity	499,096	528,776	532,850
Total liabilities and shareholders' equity	$821,643	$840,863	$840,836

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	May 31, 2026	May 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$44,389	$63,239
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	17,047	15,707
Provision for uncollectible accounts receivable	201	1,238
Deferred income taxes	5,548	(2,386)
Share-based compensation expense	4,890	5,971
Unrealized foreign currency transaction gain	(288)	(629)
Other, net	29	(2,493)
Changes in assets and liabilities:
Receivables	(21,694)	(32,512)
Inventories	(6,107)	3,857
Other current assets	(7,985)	(3,390)
Accounts payable	7,831	10,010
Other current liabilities	(7,516)	6,006
Other noncurrent assets and liabilities	(5,719)	4,256
Net cash provided by operating activities	30,626	68,874

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(35,514)	(28,251)
Purchases of marketable securities	—	(14,676)
Purchase of equity method investment	—	(5,815)
Proceeds from settlement of net investment hedge	—	835
Payments for settlement of net investment hedge	(1,746)	(98)
Other investing activities, net	(1,106)	(438)
Net cash used in investing activities	(38,366)	(48,443)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	(80,738)	(2,675)
Dividends paid	(11,528)	(11,734)
Common stock withheld for payroll tax obligations	(1,253)	(1,450)
Proceeds from exercise of stock options	805	1,194
Other financing activities, net	346	306
Net cash used in financing activities	(92,368)	(14,359)

Effect of exchange rate changes on cash and cash equivalents	4,293	(834)
Net change in cash and cash equivalents	(95,815)	5,238
Cash and cash equivalents, beginning of period	250,575	190,879
Cash and cash equivalents, end of period	$154,760	$196,117